Exhibit (d)(51)(i)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of January 13, 2015 by and between AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (the “Manager”), and DoubleLine Capital LP (“DoubleLine” or “Sub-Adviser”), a Delaware limited partnership. Manager and Sub-Adviser are “Parties” to the Agreement and each is a “Party”.

WHEREAS, EQ Advisors Trust (“Trust”) is a Delaware statutory trust and is registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust’s shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with such policies and contracts, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies and for qualified retirement plans (“Qualified Plans”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is the investment manager to the Trust;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Sub-Adviser to render investment advisory and other services to the portion of the portfolio known as the Multimanager Core Bond Portfolio (“Portfolio”) in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, the Manager and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

The Manager hereby appoints the Sub-Adviser to act as the investment adviser for the Portfolio, subject to the supervision and oversight of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

3.	CUSTODY

The assets of the Portfolio will be maintained in the custody of a custodian (who shall be identified by the Manager in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Portfolio

The Sub-Adviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Sub-Adviser pursuant to the authorized signatory lists provided to the Manager by the Sub-Adviser or as a result the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard, or willful misconduct in connection with any actions that the Sub-Adviser has taken or should have taken with respect to the authorized custodian. Sub-Adviser has not assisted in the selection of the Portfolio’s custodian.

The Trust or the Manager shall notify the Sub-Adviser of the identities of its custodian bank and the custody arrangements therewith with respect to the Portfolio and shall give the Sub-Adviser written notice of any changes in such custodian bank or custody arrangements. The Sub-Adviser shall on each business day provide the Manager and the Trust’s custodian such information as the Manager and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Portfolio. The Manager shall provide the Sub-Adviser with all operational information reasonable necessary for the Sub-Adviser to trade the Sub-Adviser assets on behalf of the Portfolio.

4.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A. As an investment adviser to the Portfolio, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the supervision and control of the Manager and the Trustees of the Trust.

B. As part of the services it will provide hereunder, the Sub-Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Allocated Portion or are under consideration for inclusion in the Portfolio;

(ii) formulate and implement a continuous investment program for the Portfolio;

(iii) take whatever steps are necessary to implement the investment program for the Portfolio by arranging for the purchase and sale of securities and other investments and issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Portfolio;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis as agreed by the Manager and Sub-Adviser of all material facts concerning the investment and reinvestment of the assets in the Portfolio, the Sub-Adviser and its key investment personnel and operations, make periodic and special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and the Sub-Adviser will attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v) provide reasonable assistance in determining the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio’s net asset value in accordance with procedures and methods established by the Trustees of the Trust, it being acknowledged by the Manager that Sub-Adviser is not a pricing service and that ultimate responsibility for the Portfolio’s net asset value or valuing any of the Portfolio’s assets does not rest with Sub-Adviser;

(vi) provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Portfolio and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Portfolio that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning Sub-Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent;

(vii) have the full discretionary authority to (a) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Prospectus, which shall include any market and/or industry standard documentation and the standard representations contained therein; and (b) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures;

(viii) have the full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in the Portfolio’s name, to (a); (a) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as Sub-Adviser may select; (b) execute, on behalf of the Portfolio, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, ISDA and LSTA documentation) as Sub-Adviser deems necessary or appropriate in connection with the Portfolio’s investment activities; and (c) negotiate, enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in connection with the performance of the Sub-Adviser’s duties hereunder.

To the extent that Manager requests or requires Sub-Adviser to act pursuant to Manager’s instructions, Manager acknowledges that Sub-Adviser’s discretionary authority shall have been limited, and that Sub-Adviser shall have no liability for any actions taken at the request of the Manager, except if such actions are taken in a negligent manner. However, Manager and/or the Portfolio’s custodian will handle matters relating to the Portfolio participating in any class action settlements and Sub-Adviser shall not have any obligations thereto and;

(ix) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Manager. Prior to commencement of the Sub-Adviser’s services hereunder, the Manager shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures adopted by the Board of Trustees. The Manager undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D. In furnishing services hereunder, the Sub-Adviser will not consult with any other adviser to (i) the Portfolio, (ii) any other Portfolio of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio in securities or other assets, it being understood that Sub-Adviser has been assigned to provide investment advice for a discrete portion of the Portfolio. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of rule 12d3-1 of the Investment Company Act.)

E. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser shall not be responsible for the Trust’s, the Portfolio’s or Manager’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Portfolio and any losses incurred in connection therewith, expenses of holding or carrying assets of the Portfolio managed by the Sub-Adviser, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the assets of the Portfolio managed by the Sub-Adviser, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Sub-Adviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials other than those related to a change in the control of the Sub-Adviser or its parent company, prospectuses, stock certificates and distribution of dividends; charges of the Portfolio’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Portfolio for sale in the various states; freight and other charges in connection with the shipment of the Portfolio’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; and brokerage costs. The Trust or the Manager, as the case may be, shall reimburse the Sub-Adviser for any expenses of the Portfolio or the Manager as may be reasonably incurred by such Sub-Adviser on behalf of the Portfolio or the Manager. The Sub-Adviser shall notify and receive approval from the Trust or the Manager (as applicable) prior to incurring any such expenses. The Sub-Adviser shall keep and supply to the Trust and the Manager reasonable records of all such expenses.

Each of the Portfolio or the Manager will bear all expenses to be incurred in its respective operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; transaction fees and expenses; costs relating to local administration of securities; and fees for any pricing services.

F. The Sub-Adviser is responsible for decisions to buy and sell securities for each Portfolio, broker-dealer selection, and negotiation of brokerage commission rates. Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by Sub-Adviser on behalf of the Portfolios. Manager shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities and instruments pursuant to this Agreement. Sub-Adviser will provide copies of all such agreements to the Manager upon the Manager’s reasonable request. It is the Sub-Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution,”. Consistent with this policy, and when selecting a broker the Sub-Adviser will take relevant factors into consideration, including (as applicable), but not limited to: the available prices; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Portfolio on a continuing basis. The foregoing list is not exhaustive and collectively, including with items not listed, are the “Portfolio Execution Services”. The price to the Portfolio in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the Portfolio Execution Services offered under the circumstances of any particular transaction. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio.

G. Subject to such policies and procedures as the Board of Trustees may determine, the Sub-Adviser shall have discretion to effect investment transactions for each Portfolio through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as interpreted by the SEC, and to cause such Portfolio to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to such Portfolio and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). Allocation of orders placed by the Sub-Adviser on behalf of a Portfolio to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

H. On occasions when an Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner such Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients over time. The Manager agrees that Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Portfolio. The Manager also acknowledges that Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Portfolio, and that Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Portfolio any investment that Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Portfolio.

I. The Sub-Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. The Sub-Adviser will, will have the sole authority and responsibility to exercise whatever powers the Manager may possess with respect to any of its assets held in the Portfolio, including, but not limited to, the right to vote proxies, in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Manager, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer, consistent with the Sub-Adviser’s fiduciary duties hereunder; and may, at its discretion (subject to Sub-Adviser’s responsibility and liability under the terms of this Sub-Advisory Agreement), elect to use one or more third parties, including proxy voting services, in fulfilling its obligations hereunder; provided however, Manager will, or will direct the Portfolio’s custodian to, send all proxy solicitation material and other related material, including interim reports, annual reports and other issuer mailings with respect to the Account, to Sub-Adviser or its agent.

K. The Sub-Adviser will vote and take all action related to corporate reorganization matters (e.g., conversions, tender and exchange offers, mergers, stock splits, right offerings, recapitalizations, amendments, modifications or waivers or other rights or powers); provided however, that Manager will, or will direct the Portfolio’s custodian to, deliver all materials and information relating to corporate reorganization matters to Sub-Adviser or its agent.

5.	COMPENSATION OF SUB-ADVISER

The Manager will pay the Sub-Adviser an advisory fee with respect to the Portfolio as specified in Appendix A to this Agreement. Payments shall be made to the Sub-Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Portfolio based on the net assets of the Portfolio on each day and accrued on a daily basis.

6.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, partners, employees or agents (together its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or at common law, if the losses or claims arise out of or are based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein. The Sub-Adviser does not make any warranty that the investment performance of the Portfolio will meet any particular standard, such as the performance of an index or another portfolio managed by the Sub-Adviser. The Sub-Adviser shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to the Portfolio in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, if the losses or claims arise out of or are based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Sub-Adviser Indemnitee for use therein.

C. Notwithstanding any other provision of this Agreement, Sub-Adviser shall not be liable to any Manager Indemnitee, the Portfolio or any of its shareholders for (i) any acts of a Manager Indemnitee or any other adviser to the Portfolio with respect to the portion of the assets of the Portfolio not allocated to Sub-Adviser under this Agreement and (ii) acts of any Sub-Adviser Indemnitee which result from or are based upon acts of a Manager Indemnitee, including, but not limited to, failure of a Manager Indemnitee to provide accurate and current information with respect to any records maintained by such Manager Indemnitee, which records are not also maintained by Sub-Adviser or, to the extent such records relate to the Portfolio, otherwise available to the Sub-Adviser upon reasonable request. Manager shall indemnify the Sub-Adviser Indemnitees from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of a Manager Indemnitee and any other adviser to the Portfolio with respect to the portion of the Portfolio’s assets not allocated to Sub-Adviser and with respect to any other portfolio of the Trust.

7.	REPRESENTATIONS OF MANAGER

The Manager represents, warrants and agrees that:

A.	The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Portfolio as contemplated hereby.

B.	The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.	The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D.	The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Manager from serving as investment manager of an investment company pursuant to
Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

E.	Manager will immediately notify the Sub-Adviser if the Manager suffers a material adverse change in its business that would materially impair its ability to pay Sub-Adviser or comply with any duties or responsibilities contained within this Agreement.

F.	The Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Manager will promptly notify the Sub-Adviser if the Trust ceases to be a QIB.

G.	The assets in the Portfolio are free from all liens and charges and the Trust undertakes that no liens or charges will arise from the acts or omissions of the Manager and the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Portfolios with respect to any investments made pursuant to the Prospectus; and

H.	The Sub-Adviser is not the compliance agent for the Portfolios or for the Manager, and does not have access to all of the Portfolios’ books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in the Agreement in accordance with applicable law (including Section 851 of the IRC, the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and the Manager, and the Portfolios’ Prospectus (collectively the “Charter Requirements”) the Sub-Adviser shall perform such services based upon its books and records with respect to the Portfolios, and upon written instructions received from the Manager, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Manager. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions. (For example, if instructed not to trade on behalf of securities of certain specified Manager or the Trust’s affiliates, the Sub-Adviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction.)

8.	OBLIGATIONS OF MANAGER

The Manager agrees to provide the following prior to the commencement of the Sub-Adviser’s investment advisory services as specified under this Agreement:

A.	A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Portfolio;

B.	A list of restricted securities for each Portfolio (including CUSIP, Sedol or other appropriate security identification) that are in addition to any restrictions that may be imposed by the Investment Company Act and;

C.	A list of legal and compliance contacts.

The Manager also agrees to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

9.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A.	The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Portfolio and the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B.	The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Manager that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written notice of the Manager, the Sub-Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1).

C.	The Sub-Adviser has provided the Trust and the Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and promptly will furnish a copy of all material amendments to the Trust and the Manager at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

D.

In accordance with the foregoing, Manager hereby consents to receive Sub-Adviser’s Form ADV and other Sub-Adviser communications (the “Sub-Adviser Communications”) via e-mail to Manager’s e-mail address set out below. Although Manager does not impose any additional charges for electronic delivery, Manager may, of course, incur costs associated with Manager’s electronic access, such as usage charges from Manager’s Internet access providers, for which Sub-Adviser is not responsible. Manager may revoke its election to receive such Sub-Adviser Communications via e-mail at any time by written notice to the Sub-Adviser requesting that Sub-Adviser send Sub-Adviser Communications via facsimile or in hardcopy via the postal service or overnight courier to the address set out above or as notified to the Sub-Adviser by Manager from time to time.

E.	The Sub-Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Sub-Adviser, in each case, prior to or promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Portfolio, if any, arising out of an assignment or change in control.

F.	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

G.	The Sub-Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Portfolio in its composite performance.

10.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Manager, the Portfolio and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other related activities; Manager has no objection to such activities. The Sub-Adviser may at times purchase a security for the Portfolio while it is selling the same security for other clients, or sell a security for the Portfolio while it is purchasing the same security for other clients. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

In addition, Manager understands, and has advised the Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its Affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Sub-Adviser’s sole responsibilities under this Agreement are to provide investment management services to the Portfolios and any additional related responsibilities as may be mutually agreed to by the parties.

11.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto.

12.	REGULATION

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

13.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation and provided that the Sub-Adviser shall have the right to retain a copy for the Sub-Adviser’s own records. The Manager and the Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Sub-Adviser needs to make the disclosure (e.g., to a broker-dealer) in order to perform the Sub-Adviser’s duties under this Agreement, or the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

14.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not parties to the Agreement or “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees or a majority of the outstanding voting securities of the Portfolio provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

15.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Manager and the Sub-Adviser, or by the Manager or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned (as defined in the Investment Company Act), or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

In the event of termination, Manager will remain liable to Sub-Adviser for any sub-advisory fees incurred pursuant to Section 5 above through termination, until the Sub-Adviser discontinues trading or the funds have been withdrawn from the Sub-Adviser’s management, whichever is earliest.

16.	USE OF SUB-ADVISER’S NAME

The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. Manager acknowledges that DOUBLELINE® is a registered trademark of Sub-Adviser and agrees that the DOUBLELINE® service mark shall be displayed within any materials in which the DoubleLine name is used. The phrase “DoubleLine® is a registered trademark of DoubleLine Capital LP.” shall be included in such materials. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Sub-Adviser any regulatory filing, advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

17.	CONFIDENTIALITY

The Party disclosing Confidential Information (as defined below) will be referred to as the “Disclosing Party” and the Party receiving the Confidential Information will be referred to as the “Receiving Party.”

“Confidential Information” means all confidential or non-public information relating to a Party and its parent, subsidiaries or affiliated companies that is competitively sensitive in nature, in whatever format it exists, including verbal, written, visual, graphic, electronic or machine-readable form. Confidential Information includes all information that a party designates as being confidential or that either by its nature or under the circumstances surrounding its disclosure ought to be recognized by the Receiving Party as being confidential.

The Receiving Party will maintain the confidentiality of the Disclosing Party’s Confidential Information using procedures no less rigorous than those used to protect and preserve the confidentiality of its own similar proprietary information but in no event will the Receiving Party use less than a reasonable degree of care to protect the Disclosing Party’s Confidential Information.

Notwithstanding anything contained herein to the contrary, if the Receiving Party is requested or required (by a regulatory, self-regulatory, or supervisory authority having appropriate jurisdiction, including any court of law) to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party will provide, unless otherwise prohibited by law, the Disclosing Party with notice of such request(s) so the Disclosing Party may seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained prior to the date such disclosure is required, the Receiving Party may furnish that portion (and only that portion) of the Disclosing Party’s Confidential Information that, in the opinion of its counsel, the Receiving Party is legally compelled to disclose under penalty of law. In such case, the Receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to any Confidential Information so furnished.

The Receiving Party will notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party, and will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use.

The Receiving Party will not take any action with respect to the Disclosing Party’s Confidential Information inconsistent with the confidential and proprietary nature of such information.

Notwithstanding the foregoing:

(a)

Manager acknowledges that the securities holdings of the Portfolio constitutes information of value to the Sub-Adviser, and agrees: (1) not to use for any purpose, other than for the Manager or the Trust, or their agents, to supervise or monitor the Sub-Adviser, the holdings or other trading-related information of the Portfolio; and (2) not to disclose the Portfolio’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties.

(b)	Manager agrees that information supplied by the Sub-Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Adviser, and the Manager agrees not to disclose any of the information contained in such materials except: (1) as required by applicable law or regulation; (2) as required by state or federal regulatory authorities; (3) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

18.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.

19.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Sub-Adviser without the prior written consent of the Trust and the Manager shall result in the automatic termination of this Agreement, as provided in Section 15 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the key employees of Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Sub-Adviser agrees that it will notify the Trust and the Manager of any changes in its key employees including Jeffrey Gundlach or any portfolio manager named in the Portfolio’s prospectus within a reasonable time thereafter.

20.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio.

21.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

22.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Funds Management Group, LLC Patricia Louie, Executive Vice President and General Counsel 1290 Avenue of the Americas, 16th Floor New York, New York 10104

For:	EQ Advisors Trust Patricia Louie, Vice President and Secretary 1290 Avenue of the Americas, 16th Floor New York, New York 10104

For:	DoubleLine Capital LP 333 South Grand Avenue 18th Floor Los Angeles, CA 90071 Attn: General Counsel T: 213-633-8200

23.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

24.	COUNTERPART SIGNATURES

This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

25.	TRUST AND SHAREHOLDER LIABILITY

The Manager and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Portfolio. The Manager and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

26.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

27.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date indicated below.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		DOUBLELINE CAPITAL LP

By:	/s/ Steven M. Joenk	By:	/s/ Henry V. Chas
	Steven M. Joenk	Name: Henry V. Chas
	Chairman, Chief Executive Officer and President	Title: Chief Financial Officer

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH

DOUBLELINE CAPITAL LP

Portfolio	Annual Advisory Fee Rate**
Multimanager Core Bond Portfolio*	Initial Amount: $150M 30 bps: $0-$500M 25 bps: $500M +

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “DoubleLine” Allocated Portion.”
**	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.